Exhibit 10.2

Resolutions adopted pursuant to the Unanimous Written Consent of the Compensation
Committee of the Board of Directors of EarthLink, Inc., adopted December 13, 2004

WHEREAS, EarthLink, Inc. (the “Company”) maintains the EarthLink, Inc. Deferred Compensation Plan for Directors and Certain Key Employees (the “Plan”) for the benefit of directors and employees eligible to participate in the Plan; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) imposes new restrictions and requirements that must be satisfied in order to assure the deferred taxation of benefits as intended by the Plan; and

WHEREAS, Code section 409A is effective as to amounts deferred after 2004; and

WHEREAS, the Company wants to maximize the extent to which the requirements and restrictions of Code section 409A will not apply to vested benefits earned or deferred under the Plan prior to January 1, 2005; and

WHEREAS, the Company has reserved the right to amend the Plan, and the Company desires to amend the Plan without reducing the benefits available to participants.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended so that the benefits provided under the Plan are limited to benefits which are earned or accrued and vested or nonforfeitable as of December 31, 2004 (and related earnings and losses on such amounts) and the Plan shall not include any term, condition or provision that does not satisfy Code Section 409A as necessary to protect the grandfathered status of the benefits thereunder; and

RESOLVED FURTHER, that the Company hereby adopts a new deferred compensation plan (the “New Plan”), effective January 1, 2005, which will provide as follows:

FIRST:  The provisions of the New Plan shall be the same as those of the Plan (but without a duplication of benefits), except that the New Plan shall not include any term, condition or provision that does not satisfy Code section 409A.

SECOND:  The benefits provided under the New Plan shall include (i) benefits earned or accrued under the Plan which are not vested or nonforfeitable as of December 31, 2004 and (ii) benefits earned or accrued on or after January 1, 2005 (and related earnings and losses on such amounts).

THIRD:  The foregoing amendments to the New Plan are to bring the New Plan into compliance with Code Section 409A

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to take such actions and to execute such documents as may be necessary or desirable to implement the foregoing resolutions all without the necessity of further action by this Committee, including without limitation filing the appropriate Forms 8-K; and

RESOLVED FURTHER, that the appropriate officers of the Company are hereby authorized and directed to make such amendments to the Plan and the New Plan as set forth above to not include any term, condition or provision that does not satisfy Code Section 409A or the related grandfather provisions, as applicable, and to make the one-time DOL filing with respect to the New Plan within 120 days of its establishment to preclude the need to file annual reports with respect to the New Plan.